                                                                    EXHIBIT 10.2




                           RECEIVABLES SALE AGREEMENT


                           DATED AS OF OCTOBER 1, 1999


                                      AMONG


                            AMETEK RECEIVABLES CORP.,
                                 AS THE SELLER,


                                  AMETEK, INC.,
                        AS THE INITIAL COLLECTION AGENT,


                               ABN AMRO BANK N.V.,
                                  AS THE AGENT,


                             THE LIQUIDITY PROVIDERS
                         FROM TIME TO TIME PARTY HERETO,


                               ABN AMRO BANK N.V.,
                                AS THE ENHANCER,


                                       AND


                          AMSTERDAM FUNDING CORPORATION

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I            PURCHASES FROM SELLER AND SETTLEMENTS.....................1

       Section 1.1.  Sales.....................................................1
       Section 1.2.  Interim Liquidations......................................3
       Section 1.3.  Selection of Discount Rates and Tranche Periods...........3
       Section 1.4.  Fees and Other Costs and Expenses.........................4
       Section 1.5.  Maintenance of Sold Interest; Deemed Collection...........5
       Section 1.6.  Reduction in Commitments..................................6
       Section 1.7.  Optional Repurchases......................................6
       Section 1.8.  Assignment of Purchase Agreement..........................6

ARTICLE II           SALES TO AND FROM AMSTERDAM; ALLOCATIONS..................6

       Section 2.1.  Required Purchases from Amsterdam.........................6
       Section 2.2.  Purchases by Amsterdam....................................7
       Section 2.3.  Allocations and Distributions.............................7

ARTICLE III          ADMINISTRATION AND COLLECTIONS............................9

       Section 3.1.  Appointment of Collection Agent...........................9
       Section 3.2.  Duties of Collection Agent...............................10
       Section 3.3.  Reports..................................................10
       Section 3.4.  Lock-Box Arrangements....................................10
       Section 3.5.  Enforcement Rights.......................................11
       Section 3.6.  Collection Agent Fee.....................................11
       Section 3.7.  Responsibilities of the Seller...........................12
       Section 3.8.  Actions by Seller........................................12
       Section 3.9.  Indemnities by the Collection Agent......................12

ARTICLE IV           REPRESENTATIONS AND WARRANTIES...........................13

       Section 4.1.  Representations and Warranties...........................13

ARTICLE V            COVENANTS................................................15

       Section 5.1.  Covenants of the Seller..................................15

ARTICLE VI           INDEMNIFICATION..........................................19

       Section 6.1.  Indemnities by the Seller................................19
       Section 6.2.  Increased Cost and Reduced Return........................21
       Section 6.3.  Other Costs and Expenses.................................21
       Section 6.4.  Withholding Taxes........................................22
       Section 6.5.  Payments and Allocations.................................23

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ARTICLE VII          CONDITIONS PRECEDENT.....................................23

       Section 7.1.  Conditions to Closing....................................23
       Section 7.2.  Conditions to Each Purchase..............................24

ARTICLE VIII         THE AGENT................................................24

       Section 8.1.  Appointment and Authorization............................24
       Section 8.2.  Delegation of Duties.....................................25
       Section 8.3.  Exculpatory Provisions...................................25
       Section 8.4.  Reliance by Agent........................................25
       Section 8.5.  Assumed Payments.........................................25
       Section 8.6.  Notice of Termination Events.............................26
       Section 8.7.  Non-Reliance on Agent and Other Purchasers...............26
       Section 8.8.  Agent and Affiliates.....................................26
       Section 8.9.  Indemnification..........................................26
       Section 8.10. Successor Agent..........................................27

ARTICLE IX           MISCELLANEOUS............................................27

       Section 9.1.  Termination..............................................27
       Section 9.2.  Notices..................................................27
       Section 9.3.  Payments and Computations................................27
       Section 9.4.  Sharing of Recoveries....................................28
       Section 9.5.  Right of Setoff..........................................28
       Section 9.6.  Amendments...............................................28
       Section 9.7.  Waivers..................................................29
       Section 9.8.  Successors and Assigns; Participations; Assignments......29
       Section 9.9.  Intended Tax Characterization............................31
       Section 9.10. Confidentiality..........................................31
       Section 9.11. Agreement Not to Petition................................32
       Section 9.12. Excess Funds.............................................32
       Section 9.13. No Recourse..............................................32
       Section 9.14. Headings; Counterparts...................................32
       Section 9.15. Cumulative Rights and Severability.......................33
       Section 9.16. Governing Law; Submission to Jurisdiction................33
       Section 9.17. WAIVER OF TRIAL BY JURY..................................33
       Section 9.18. Entire Agreement.........................................33


                                      -ii-
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SCHEDULES       DESCRIPTION

Schedule I       Definitions
Schedule II      Liquidity Providers and Commitments of Committed Purchasers

EXHIBITS        DESCRIPTION

Exhibit A        Form of Incremental Purchase Request
Exhibit B        Form of Notification of Assignment to Amsterdam from the
                 Committed Purchasers
Exhibit C        Form of Periodic Report
Exhibit D        Addresses and Names of Seller and Originators
Exhibit E        Subsidiaries
Exhibit F        Lock-Boxes, Collection Accounts and Lock-Box Banks
Exhibit G        Form of Lock-Box Letter
Exhibit H        Compliance Certificate
Exhibit I        Credit and Collection Policy

                           RECEIVABLES SALE AGREEMENT



         RECEIVABLES SALE AGREEMENT, dated as of October 1, 1999, among Ametek Receivables Corp., a Delaware corporation, as Seller (the "Seller"), Ametek, Inc., a Delaware corporation, as initial Collection Agent (the "Initial Collection Agent," and, together with any successor thereto, the "Collection Agent"), ABN AMRO Bank N.V., as agent for the Purchasers (the "Agent"), the liquidity providers party hereto (the "Liquidity Providers"), ABN AMRO Bank N.V., as provider of the Program LOC (the "Enhancer"), and Amsterdam Funding Corporation ("Amsterdam"). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The sole initial Liquidity Provider and the Commitments of all Committed Purchasers are listed on Schedule II.

         The parties hereto agree as follows:


                                    ARTICLE I
                      PURCHASES FROM SELLER AND SETTLEMENTS

         Section 1.1.    Sales.

         (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to Amsterdam or, only if Amsterdam declines to make the applicable purchase, ratably to the Committed Purchasers an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its "Purchase Interest") shall equal at any time the following quotient:


                                       I
                                     ------    +   PRP
                                       ER

where:

          I     =   the outstanding Investment of such Purchaser at such time;

          ER    =   the Eligible Receivables Balance at such time; and

          PRP   =   the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under the Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

         (b) Amsterdam Purchase Option and Other Purchasers' Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will Amsterdam have any obligation to make a Purchase. Each Liquidity Provider and the Enhancer (together the "Committed Purchasers" and each a "Committed Purchaser") severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), the condition that Amsterdam has refused to make a requested Purchase), to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase by the Committed Purchasers, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase."

         (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the "Purchase Date") of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). An Incremental Purchase may only be requested from Amsterdam unless Amsterdam, in its sole discretion, determines not to make such Incremental Purchase, in which case the Seller may request such Incremental Purchase from the Committed Purchasers. The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested. If Amsterdam determines (which determination shall be made by the end of the Business Day on which notification of such request is received from the Agent), in its sole discretion, to make the requested Purchase, Amsterdam shall transfer to the Agent's Account the amount of such Incremental Purchase on the requested Purchase Date. If Amsterdam refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Committed Purchasers three Business Days before such requested Purchase, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which in no event will be earlier than three Business Days after such request is made to the Committed Purchasers). The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent's Account.

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
         (d) Reinvestment Purchases. Unless Amsterdam has provided to the Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case Amsterdam's Reinvestment Purchases, but not those of the Committed Purchasers, shall cease), on each day before the Liquidity Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. Amsterdam may revoke any notice provided under the first sentence of this
Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

         (e) Security Interest. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller's rights in the Receivables, the Related Security, the Collections, and the Lock- Box Accounts and all proceeds of the foregoing.

         Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days' prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Liquidity Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

         (b) Mandatory. If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

         Section 1.3. Selection of Discount Rates and Tranche Periods. (a)(1) The provisions of this subsection (a)(1) shall apply to all Investment of Amsterdam funded with commercial paper issued (i) on or before February 1, 2000 and (ii) to the extent the Seller and the Agent are unable to mutually agree upon the applicability of subsection (a)(2) below, after February 1, 2000: All such Investment shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. All such Investment of Amsterdam shall accrue Discount at the CP Rate. Each CP Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof. All CP Discount accrued during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period;
(2) Upon mutual agreement between the Seller and the Agent (which agreement may only occur after February 1, 2000) the provisions of this subsection (a)(2) shall apply to all Investment of Amsterdam: The Seller shall pay Funding Charges with respect to

Amsterdam's Purchase Interest for each day that any Investment in respect of such Purchase Interest is outstanding. Each such Purchase Interest will accrue Funding Charges each day based on the Pooled Allocation. On each Settlement Date the Seller shall pay to the Agent (for the benefit of Amsterdam) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Purchase Interest for the immediately preceding Discount Period; (3) All Investment of the Committed Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Committed Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser's Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Committed Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

                  (b) The Agent shall allocate the Investment of Amsterdam to Tranche Periods in its sole discretion. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from Amsterdam pursuant to the Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

                  (c) If the Agent or any Committed Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser's Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

         Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to the Agent (i) for the ratable benefit of the Liquidity Providers, such amounts as agreed to with the Liquidity Providers and the Agent in the Pricing Letter, and (ii) for the account of the Enhancer and the Agent, such amounts as agreed to with the Enhancer and the Agent in the Fee Letter.

         (b) If (i) the amount of Amsterdam's Investment is reduced on any date other than last day of a CP Tranche, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period or
(iii) a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

         (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5 and 6.1 and all other amounts payable hereunder (other than Investment), including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

         Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce Amsterdam's Investment shall be deposited in the Special Transaction Subaccount.

         (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

         (c) Adjustment to Sold Interest. At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under
Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

         (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

         Section 1.6. Reduction in Commitments. The Seller may, upon thirty days' notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.

         Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

         Section 1.8. Assignment of Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originators under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.


                                   ARTICLE II
                    SALES TO AND FROM AMSTERDAM; ALLOCATIONS

         Section 2.1. Required Purchases from Amsterdam. (a) Amsterdam may, at any time, and on the earlier of the Amsterdam Termination Date and ten Business Days following the Agent and Amsterdam learning of a continuing Termination Event, Amsterdam shall, sell to the

Committed Purchasers pursuant to the Transfer Agreement any percentage designated by Amsterdam of Amsterdam's Investment and its related Amsterdam Settlement (each, a "Put").

         (b) Any portion of Amsterdam's Investment and related Amsterdam Settlement purchased by a Committed Purchaser shall be considered part of such Purchaser's Investment and related Amsterdam Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of Amsterdam's Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Amsterdam Settlement and (ii) all unpaid Discount owed to Amsterdam (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to Amsterdam in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to Amsterdam from the Seller in connection herewith.

         (c) The proceeds from each Put received by Amsterdam (other than amounts described in clauses (ii) and (iv) of the preceding sentence), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Amsterdam issued to fund or maintain the Investment of Amsterdam so transferred. Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

         Section 2.2. Purchases by Amsterdam. If the Seller requests an Incremental Purchase from Amsterdam when any Committed Purchaser has any outstanding Investment, Amsterdam shall determine the amount, if any, by which it desires to increase its Investment (the "Desired Increase") and shall so notify the Agent. If Amsterdam has a Desired Increase, the Agent shall deliver to the Committed Purchasers a notification of assignment in substantially the form of Exhibit B and Amsterdam shall purchase in full the Investment of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Committed Purchaser to Amsterdam pursuant to this
Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Committed Purchaser has not suffered a Bankruptcy Event.

         Section 2.3.    Allocations and Distributions.

         (a) Amsterdam Termination and Non-Reinvestment Periods. Before the Liquidity Termination Date unless an Interim Liquidation is in effect, on each day during a period that Amsterdam has an outstanding Investment and is not making Reinvestment Purchases (as established under Section 1.1(d)) and at all times on and after the Amsterdam Termination Date, the Collection Agent (i) shall set aside and hold solely for the benefit of Amsterdam (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) Amsterdam's Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the Agent (for the benefit of Amsterdam) the amounts so set aside up to the amount of

Amsterdam's Investment allocated to such Tranche Period and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Investment and Tranche Period. As provided in
Section 1.4(c) all Discount and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.

         (b) Liquidity Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Liquidity Termination Date the Collection Agent shall set aside and hold solely for the account of the Agent, for the benefit of the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

                   (i) first, only so long as (A) the sum of the Matured Value of Amsterdam's Investment, the Matured Value of each Liquidity Provider's Investment, and the Enhancer's Investment is less than (B) the product of the Sold Interest multiplied by the Eligible Receivables Balance, to the payment of all Discount then due but not already paid to the Enhancer;

                  (ii) second, to Amsterdam and to the Liquidity Providers (ratably, based on the Matured Value of their respective Investments) until all Investment of, and Discount due but not already paid to, the Liquidity Providers and Amsterdam have been paid in full;

                 (iii) third, to the Enhancer until all Investment of, and Discount due but not already paid to, the Enhancer have been paid in full;

                  (iv) fourth, to the Purchasers until all other amounts owed to the Purchasers have been paid in full;

                  (v) fifth, to the Agent until all amounts owed to the Agent have been paid in full;

                  (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

                  (vii) seventh, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent's Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i)-(iii) above. No distributions shall be made to pay amounts under clauses (iv) - (vii) until sufficient Collections have been set aside to pay all amounts described in clauses (i) - (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers. As provided in Section 1.4(c) all Discount and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.


                                   ARTICLE III
                         ADMINISTRATION AND COLLECTIONS

         Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, Ametek, Inc. is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. Ametek, Inc. acknowledges that the Agent and each Purchaser have relied on the Ametek, Inc.'s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not, without the written consent of the Agent, voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed Ametek, Inc. (or any successor Collection Agent).

         (b) Ametek, Inc. may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, Ametek, Inc. shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to Ametek, Inc. for such performance. The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

         (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). Ametek, Inc. irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as Ametek, Inc. conducted such data-processing functions while it acted as the Collection Agent.

         Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the second Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

         (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

         (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

         Section 3.3. Reports. On or before the twentieth day of each month, and at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a "Periodic Report"), containing the information described on Exhibit C (with such modifications or additional information as requested by the Agent or the Instructing Group).

         Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action reasonably requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute

Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

         Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

         (b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under the Purchase Agreement and the Limited Guaranty. The Agent's powers under this Section 3.5(b), if exercised in good faith, shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

         (c) Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

         Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times Ametek, Inc. or an Affiliate of Ametek, Inc. is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.

         Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originators, under the Purchase Agreement. The Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables or the Related Security.

         Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of any Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. Any such moneys collected by the Seller or any Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent's Account as soon as practicable after receipt as part of the Sold Interest in Collections for application as provided herein.

         Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

                   (i) any representation or warranty made by or on behalf of the Collection Agent in this Agreement (including without limitation the representation and warranty set forth in Section 7.2), any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

                  (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

                 (iii) upon the occurrence of a Collection Agent Replacement Event or Termination Event, any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

                  (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party; or

                   (v) the failure of the Collection Agent to cause to be vested and maintained vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent and each Purchaser that:

                   (a) Corporate Existence and Power. Each of the Seller and each Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

                   (b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a material default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary's charter or by-laws or (C) any material agreement, order or other material instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller, any Originator or any Subsidiary.

                   (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Originator of any Transaction Document to which it is a party or any transaction contemplated thereby, except for such as have been obtained or for which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Seller or its ability to consummate the transactions contemplated by the Transaction Documents.

                   (d) Binding Effect. Each Transaction Document to which the Seller or each Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

                   (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.

                   (f) Accuracy of Information. All information furnished by the Seller, each Originator or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

                   (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or, to the Seller's knowledge, threatened against or affecting the Seller, any Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Ametek Entities and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

                   (h) No Material Adverse Change. Since June 30, 1999, there has been no material adverse change in the collectibility of the Receivables or the Seller's, any Originator's or any Subsidiary's (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

                   (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

                   (j) Sales by the Originators. Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to such Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by the applicable Originator to the Seller.

                   (k) Year 2000 Problem. Each of the Seller and each Originator has reviewed the areas within its business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by such Person and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, such Person believes that the "Year 2000 Problem" will not have a material adverse effect on such Person.


                                    ARTICLE V
                                    COVENANTS

         Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

         (a) Financial Reporting. The Seller will, and will cause each Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each
Purchaser:

                   (i) Annual Financial Statements. Within 105 days after each fiscal year of (A) each Originator copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Ernst & Young or another independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and
         (B) the Seller the annual balance sheet
         for such Person (and an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;

                  (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of (A) each Originator, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of income and statement of cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) (subject to normal year-end adjustments) and (B) the Seller, the quarterly balance sheet for such Person (and a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

                 (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;

                  (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by any Originator with the Securities Exchange Commission or any securities exchange; and

                   (v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser (with a copy of such request to the Agent) relating to the subject matter hereof.

         (b) Notices. Promptly after becoming aware of any of the following the Seller will notify the Agent and provide a description of:

                  (i) Potential Termination Events. The occurrence of any Potential Termination Event;

                  (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

                 (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Seller;

                  (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be materially adverse to any Originator, any Subsidiary or the collectibility or quality of the Receivables;

                   (v) Judgments. The entry of any judgment or decree against the Seller, any Ametek Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originators and the Subsidiaries which (i) shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; (ii) is not paid or fully covered by a reputable and solvent insurance company and (ii) when aggregated with all such judgments and decrees creates an aggregate liability for all such judgments and decrees in excess of $5,000,000; or

                  (vi) Changes in Business. Any change in, or proposed change in, the character of any Originator's business that could impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser and, until Amsterdam has no Investment after the Amsterdam Termination Date, to each CP Dealer and each Rating Agency.

         (c) Conduct of Business. The Seller will perform, and will cause each Originator and each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

         (d) Compliance with Laws. The Seller will comply, and will cause each Originator and Subsidiary to comply in all material respects, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Seller or the ability to consummate the transactions contemplated by the Transaction Documents.

         (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent or a Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, upon reasonable prior notice at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or any Originator's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may (at the expense of the Seller not to exceed $15,000) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

         (f) Keeping Records. The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

         (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action reasonably necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

                  (ii) The Seller will, and will cause each Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following ten (10) days advance notice to the Agent and the delivery (prior to the expiration of such ten (10) day period) to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

                 (iii) Each of the Seller and each Originator will at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which
         Article 9 of the UCC is in effect. If the Seller or any Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.

         (h) Performance of Duties. The Seller will perform, and will cause each Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable,
(ii) comply in all material respects with the Credit and Collection Policy, and
(iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

         (i) Payments on Receivables, Accounts. Upon the occurrence of a Collection Agent Replacement Event or a Termination Event, the Seller will, and will cause each Originator to, at all times instruct its Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The

Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. Upon the occurrence of a Collection Agent Replacement Event or a Termination Event, the Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

         (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

         (k) Change in Business or Credit and Collection Policy. The Seller will not make any material adverse change in the character of its business and will not, and will not permit any Originator to, make any material adverse change to the Credit and Collection Policy.


                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor for uncollectible Receivables or
(c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

                   (i) any representation or warranty made by the Seller, any Originator or the Collection Agent (or any employee or agent of the Seller, the Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (ii) the failure by the Seller, any Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

                 (iii) any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

                  (iv) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

                   (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

                  (vi) any failure of the Seller or any Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

                  (vii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);

                (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

                  (ix) any inability to enforce any judgment rendered in the United States against any Obligor of any Foreign Receivable in such Obligor's country of domicile in respect of any Foreign Receivable without reexamination or relitigation of the matters adjudicated upon, or any inability to obtain any judgment in or utilize the court or other adjudication system of, any foreign jurisdiction in which such an Obligor may be located, except, in each case, to the extent the applicable Foreign Receivable is uncollectible on account of the insolvency or bankruptcy of such Obligor or its financial inability to pay.

         Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Amsterdam Funding Source, the Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of Amsterdam, will enable Amsterdam to compensate any Amsterdam Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of each Liquidity Provider's Commitment is treated as a "short term commitment" for which there is no regulatory capital requirement and the Enhancer's Commitment carries the same capital requirement as a funded loan in the same amount. If any Liquidity Provider determines it is required to maintain capital against its Unused Commitment, or if the Enhancer is required to maintain capital on its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

         Section 6.3. Other Costs and Expenses. The Seller shall pay to the Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and Amsterdam relating to any of the foregoing or to advising the Agent, Amsterdam and any Amsterdam Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Purchaser and each Amsterdam Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. For the one year period beginning on the date hereof, the Seller shall reimburse the Agent and Amsterdam for the reasonable cost of the Agent's or Amsterdam's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller; thereafter, the Seller shall only reimburse such costs in an aggregate amount not to exceed $15,000 per year. The Seller shall reimburse Amsterdam for any amounts Amsterdam must pay to any Amsterdam Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse Amsterdam on demand for all other reasonable costs and expenses incurred by Amsterdam or any shareholder of Amsterdam in connection with the Transaction Documents or the transactions contemplated thereby, including the reasonable cost of auditing Amsterdam's books by certified public accountants, the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent, Amsterdam or any shareholder, or administrator, of Amsterdam for advice relating to Amsterdam's operation.

         Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without regard to any required withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Purchaser pays any such taxes, penalties or interest, to the extent the Agent or such Purchaser has not previously been reimbursed, the Seller shall reimburse the Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Seller pays any tax, penalty or interest that ultimately is determined not to be properly payable under this Section 6.4(a), the applicable Purchaser or the Agent shall reimburse the Seller for such amount upon receipt of evidence satisfactory to such Purchaser or the Agent that such amount was not properly payable.

         (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or 8-WECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

         (c) For any period with respect to which a Purchaser or the Agent has failed to provide the Seller with the appropriate form, certificate or statement described in clause (b) of this

Section (other than if such failure is due to a change in law occurring after the date of this Agreement), the Agent or such Purchaser, as the case may be, shall not be entitled to the protections of clause (a) of this Section.

         Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount. The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 15 Business Days after receipt of the notice.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

                   (a) A certificate of the Secretary of each of the Seller and each Originator certifying (i) the resolutions of the Seller's and each Originator's board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's or each Originator's behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller's and each Originator's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller's and each Originator's by-laws and (v) good standing certificates of each of the Seller and each Originator issued by the Secretaries of State of the State where such Person is incorporated.

                   (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, the Related Security, the Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.

                   (c) UCC search reports from all jurisdictions the Agent requests.

                   (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters, (iii) a compliance certificate in the form of Exhibit H covering the period ending August 31, 1999, (iv) a Periodic Report covering the month ended August 31, 1999 and (v) each Transaction Document.

                   (e) Favorable opinions of counsel to the Seller and each Originator covering such matters as Amsterdam or the Agent may request.

                  (f) Such other approvals, opinions or documents as the Agent or Amsterdam may request.

                  (g) All legal matters related to the Purchase are satisfactory to the Purchasers.

         Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this
Section 7.2 have been satisfied and the Collection Agent's representation and warranty that clause (c) of this Section 7.2 has been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

                   (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

                   (b) the Liquidity Termination Date has not occurred;

                   (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment, (y) the outstanding Aggregate Investment would not exceed the Purchase Limit, and (z) the sum of the Aggregate Investment plus the Aggregate Reserves does not exceed the Eligible Receivables Balance;

                   (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

                   (e) each of the Seller and each Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations of each Committed Purchaser to Amsterdam (including the Transfer Agreement).


                                  ARTICLE VIII
                                    THE AGENT

         Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

         Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         Section 8.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or
(ii) in the absence of such Person's gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.

         Section 8.4. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

         Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser before the date of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

         Section 8.6. Notice of Termination Events. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

         Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Ametek Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         Section 8.8. Agent and Affiliates. The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, the Originator or any of their Affiliates and, in its roles as a Liquidity Provider and the Enhancer, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that ABN AMRO acts as agent for Amsterdam and subagent for Amsterdam's management company in various capacities, as well as providing credit facilities and other support for Amsterdam not contained in the Transaction Documents.

         Section 8.9. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originators and without limiting the obligation of the Seller or the Originators to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

        Section 8.10. Successor Agent. The Agent may, upon at least five (5) Business Days notice to the Seller and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.


                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. Termination. Amsterdam shall cease to be a party hereto when the Amsterdam Termination Date has occurred, Amsterdam holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.

         Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

         Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

         Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

         Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Liquidity Providers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent,
(ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Liquidity Providers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Required Liquidity Providers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 2.1 of the Transfer Agreement or any provision of the Limited Guaranty or any obligation of the Originators thereunder, (vi) consent to the assignment or transfer by the Seller or any Originators of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originators to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account), Amsterdam or the Enhancer may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers and the Agent.

         Section 9.7. Waivers. No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Liquidity Providers, of the Required Liquidity Providers.

         Section 9.8.    Successors and Assigns; Participations; Assignments.

         (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

         (b) Participations. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

         (c) Assignments by Liquidity Providers. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Liquidity Provider may assign to one or more Persons ("Purchasing Liquidity Providers"), acceptable to the Agent, any portion of its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a "Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Liquidity Provider, such selling Liquidity Provider and the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider's Investment and its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Liquidity Provider of the agreed purchase price, such selling Liquidity Provider shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party hereto and shall have all the rights and obligations of a Liquidity Provider hereunder to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as a Liquidity Provider, any Investment and any related Assigned Amsterdam Settlement described in the Transfer Supplement.

         (d) Replaceable Liquidity Providers. If any Liquidity Provider (a "Replaceable Liquidity Provider") shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the "A-1" by S&P and "P-1" by Moody's (unless such Liquidity Provider is also the Enhancer), the Seller or Amsterdam may designate a replacement financial institution (a "Replacement Liquidity Provider") acceptable to both the Agent and the Seller, to which such Replaceable Liquidity Provider shall, subject to its receipt of an amount equal to its Investment, any related Assigned Amsterdam Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Liquidity Provider Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Amsterdam Settlement, to the Replacement Liquidity Provider in accordance with Section 9.8(c).

         (e) Assignment by Amsterdam. Each party hereto agrees and consents (i) to Amsterdam's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Amsterdam Purchase Interest and the Amsterdam Settlement and (ii) to the complete assignment by Amsterdam of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment Amsterdam shall be released from all obligations and duties hereunder; provided, however, that Amsterdam may not, without the prior consent of the Required Liquidity Providers and the Enhancer, transfer any of its rights under the Transfer Agreement to cause the Liquidity Providers or the Enhancer to purchase the Amsterdam Purchase Interest and the Amsterdam

Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the Ratings. Amsterdam shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of Amsterdam's Purchase Interest and the Amsterdam Settlement, the assignee shall have all of the rights of Amsterdam hereunder relate to such Amsterdam Purchase Interest and Amsterdam Settlement.

         (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request. It is expressly understood that any costs or expenses relating to such opinions shall not be for the account of or an expense of the Seller or any Originator.

         Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

        Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) any entity organized to loan, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (vi) Amsterdam's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vii) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt (provided that the source of such information was not bound by a confidentiality agreement with the Seller or any Originator) or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder).

        Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Amsterdam, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Amsterdam to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Amsterdam under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code),
(b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Amsterdam, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Amsterdam.

        Section 9.12. Excess Funds. Other than amounts payable under Section 9.4, Amsterdam shall be required to make payment of the amounts required to be paid pursuant hereto only if Amsterdam has Excess Funds (as defined below). If Amsterdam does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 9.4) over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against Amsterdam until such time as Amsterdam has Excess Funds. If Amsterdam does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 9.4), then Amsterdam may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of Amsterdam's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of Amsterdam for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of Amsterdam for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by Amsterdam to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of Amsterdam then due and payable, but the amount of any liability, indebtedness or obligation of Amsterdam shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

        Section 9.13. No Recourse. The obligations of Amsterdam, its management company, its administrator and its referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

        Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

        Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

        Section 9.16. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

        Section 9.17. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

        Section 9.18. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.



ABN AMRO BANK N.V., as the Agent


By:  /s/ S. Sean Chen
Title: Senior Vice President


By:  /s/ Thomas J. Educate
Title: GVP
      Address:   Structured Finance,
                   Asset Securitization
                 135 South LaSalle Street
                 Chicago, Illinois 60674-9135
                 Attention: Purchaser Agent-
                            Amsterdam
      Telephone: (312) 904-6263
      Telecopy:  (312) 904-6376

ABN AMRO BANK N.V., as the Enhancer


By:/s/ S. Sean Chen
Title: Senior Vice President


By: /s/ Thomas J. Educate
Title: GVP
     Address:   Structured Finance,
                  Asset Securitization
                135 South LaSalle Street
                Chicago, Illinois  60674-9135
                Attention:  Enhancer-Amsterdam
                Telephone:     (312) 904-6263
     Telecopy:  (312) 904-6376

ABN AMRO BANK N.V.,
   as a Liquidity Provider


By:/s/ S. Sean Chen
Title: /s/ Senior Vice President


By: Thomas J. Educate
Title: GVP
      Address:      Structured Finance,
                       Asset Securitization
                    135 South LaSalle Street
                    Chicago, Illinois 60674-9135
                    Attention:        Administrator -
                                      Amsterdam
      Telephone:      (312) 904-6263
      Telecopy:       (312) 904-6376



AMETEK RECEIVABLES CORP., as Seller



By:  /s/ Deirdre D. Saunders
Title:  VP, Asst. Secretary and Treasurer
      Address:        Station Square
                      Paoli, Pennsylvania  19301
                      Attention: Deirdre D. Saunders
      Telephone:      (610) 889-5286
      Telecopy:       (610) 647-0211


AMETEK, INC.,
   as Initial Collection Agent


By:  /s/ Deirdre D. Saunders
Title: VP and Treasurer
      Address:     Station Square
                   Paoli, Pennsylvania  19301
                   Attention: Deirdre D. Saunders
      Telephone:   (610) 889-5286
      Telecopy:    (610) 647-0211



AMSTERDAM FUNDING CORPORATION




By: /s/ Andrew L. Stidd
Title: President


Address:     c/o Global Securitization Services, LLC
             25 West 43rd Street, Suite 704
             New York, New York  10036
             Attention:    Andrew Stidd

Telephone:     (212) 302-8330
Telecopy:      (212) 302-8767




with a copy to:

ABN AMRO BANK N.V.
Address:     Structured Finance,
               Asset Securitization
             135 South LaSalle Street
             Chicago, Illinois 60674-9135
             Attention:   Administrator -
                          Amsterdam
             Telephone:   (312) 904-6263
             Telecopy:    (312) 904-6376

                                   SCHEDULE I
                                   DEFINITIONS

         The following terms have the meanings set forth, or referred to, below:

         "ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

          "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

         "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

         "Agent" is defined in the first paragraph hereof.

         "Agent's Account" means the account designated to the Seller and the Purchasers by the Agent.

         "Aggregate Commitment" means $51,000,000, as such amount may be reduced pursuant to Section 1.6.

         "Aggregate Investment" means the sum of the Investments of all Purchasers.

         "Aggregate Reserve" means, at any time at which such amount is calculated, the sum of the Discount Reserve and the Loss Reserve.

         "Allocated Commercial Paper" means commercial paper notes issued by Amsterdam for a tenor and in an amount specifically requested by any Person in connection with a Receivable Purchase Facility.

         "Amsterdam" is defined in the first paragraph hereof.

         "Amsterdam Funding Source" means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for Amsterdam.

         "Amsterdam Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to Amsterdam (or owed to the Agent or the Collection Agent for the benefit of Amsterdam) by the Seller that, if paid, would be applied to reduce Amsterdam's Investment.

         "Amsterdam Termination Date" means the earlier of (a) the Business Day designated by Amsterdam at any time to the Seller and (b) the Liquidity Termination Date.

          "Assigned Amsterdam Settlement" means, for each Committed Purchaser for any Put, the product of such Purchaser's Purchased Percentage and the amount of the Amsterdam Settlement being transferred pursuant to such Put.

         "Bankruptcy Event" means, for any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors or (ii) any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action and, in the case of (a)(ii) above, remains undismissed, undischarged or unbonded for a period of 60 days.

         "Break Funding Costs" means, for any Pool Funded Purchase Interest, amounts payable to Amsterdam under the applicable Receivables Purchase Facility in connection with any prepayment or amortization of amounts payable thereunder in excess of the amount of investment or loan prepayed or amortized and accrued and unpaid interest or discount thereon.

         "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, Chicago, Illinois or Philadelphia, Pennsylvania are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

         "Change of Control" means the occurrence of any one or more of the following: (a) the acquisition by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), at any time of beneficial ownership of 15% or more of the voting stock of the Seller or any Originator on a fully diluted basis, (b) the failure of any Originator at any time and for any reason to own both legally and beneficially at least 100% of the voting stock of the Seller on a fully diluted basis, or (c) the failure of individuals who are members of the board of directors of any Originator on the date of this Agreement (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of this Agreement or previously so approved) to constitute a majority of the board of directors of such Originator.

         "Charge-Off" means any Receivable (other than a Defaulted Receivable) that has or should have been (in accordance with Ametek, Inc.'s "Comptrollers Manual" relating to the accounting for bad debts) charged off or written off by the Seller.

         "Collection" means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section 1.5(b).

         "Collection Agent" is defined in Section 3.1(a).

         "Collection Agent Fee" is defined in Section 3.6.

         "Collection Agent Replacement Event" means the occurrence of any one or more of the following:

                   (a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure continues unremedied for one
         (1) Business Day;

                   (b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made and such inaccuracy continues for five (5) Business Days after the earlier of (i) the date the Collection Agent becomes aware of such inaccuracy or (ii) the date the Agent gives notice of such inaccuracy to the Collection Agent; or

                   (c) the Collection Agent suffers a Bankruptcy Event.

         "Commitment" means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.

         "Committed Purchasers" is defined in Section 1.1(b).

         "Concentration Limit" means (i) with respect to Obligors with senior unsecured long-term indebtedness rated A- (or higher) by S&P or A3 (or higher) by Moody's, an amount not to exceed 5% of the Eligible Receivables Balance, (ii) with respect to all other Obligors, an amount not to exceed 3% of the Eligible Receivables Balance and (iii) with respect to Foreign Receivables, 10% of the Eligible Receivables Balance.

         "CP Dealer" means, at any time, each Person Amsterdam then engages as a placement agent or commercial paper dealer.

         "CP Discount" means, for any Discount Period, the amount of interest or discount accrued during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by Amsterdam to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.

         "CP Rate" means, for any CP Tranche Period, a rate per annum equal to
(a) the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by Amsterdam, as agreed between each such CP Dealer and Amsterdam, plus (b) on or after the occurrence of a Termination Event, 2%. If such rate is a discount rate, the CP Rate shall be the rate resulting from Amsterdam's converting such discount rate to an interest-bearing equivalent rate. If Amsterdam determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate shall be the Prime Rate. The CP Rate shall include all costs and expenses to Amsterdam of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

         "Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

         "Deemed Collections" is defined in Section 1.5(c).

         "Default Ratio" means the ratio (expressed as a percentage), for any calendar month of (a) the then aggregate outstanding balance of all Defaulted Receivables (minus Charge-Offs) at the end of such calendar month to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs) at the end of such calendar month.

         "Defaulted Receivable" means any Receivable (other than a Charge-Off)
(a) on which any amount is unpaid more than 90 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.

         "Delinquency Ratio" means, the ratio (expressed as a percentage), for any calendar month of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of such calendar month to (b) the sum of the aggregate outstanding balance of all Receivables as of the end of such calendar month.

         "Delinquent Receivable" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days.

         "Designated Financial Officer" means the Executive Vice President, Chief Financial Officer, Vice President and Controller, Treasurer, or any Assistant Controller of the Seller or any Originator, as applicable.

         "Dilution Ratio" means, the product of (i) the ratio (expressed as a percentage), for any period, of (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) for such period to (b) the aggregate amount of Collections received during such period multiplied by
(ii) the Eligible Receivables Balance.

         "Discount" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

         "Discount Period" means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

         "Discount Rate" means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

         "Discount Reserve" means, at any time, the product of (a) the rate announced by ABN AMRO as its "Prime Rate" (which may not be its best or lowest rate) plus 2.0% multiplied by (b) Aggregate Investment multiplied by (c) a fraction, the numerator of which is 90 and the denominator of which is 360.

         "Dollar" and "$" means lawful currency of the United States of America.

         "Early Payment Fee" means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the "Prepaid Amount"), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to Amsterdam on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

         "Eligible Receivable" means, at any time, any Receivable:

         (i) the Obligor of which (a) except with respect to Foreign Receivables, is a resident of, or organized under the laws of, or with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or any Originator; (c) is not a government or a governmental subdivision or agency; (d) is not then suffering a Bankruptcy Event; and (e) is a customer of an Originator in good standing and not the Obligor of (1) Defaulted Receivables which constitute more than 25% of such Obligor's Receivables or any
(2) any Receivable that became a Charge-Off;

        (ii) which is not a Defaulted Receivable, a Delinquent Receivable or a Charge-Off;

       (iii) which is an "account" or "chattel paper" within the meaning of
Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

        (iv) which is denominated and payable only in Dollars in the USA;

         (v) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code and that has been invoiced by the applicable Originator;

        (vi) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not expressly require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such contract and (c) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract;

       (vii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto in any material respect (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

      (viii) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the applicable Originator's business from the sale of goods or provision of services to a related Obligor solely by the applicable Originator; or

        (ix) the purchase of which with proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933.

         "Eligible Receivable Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables less the portion of the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit.

         "Enhancer" is defined in the first paragraph hereof.

         "Enhancer Commitment Percentage" means 10%.

         "Eurodollar Rate" means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the "Reserve Requirement" plus (b)(i) for Investment of a Liquidity Provider, the amount specified in the Pricing Letter, or, (ii) for Investment of the Enhancer, the amount specified in the Fee Letter plus (c) during the pendency of a Termination Event, 1.50% for Investment of a Liquidity Provider and 2.00% for Investment of the Enhancer; where "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

         "Face Amount" means the face amount of any Amsterdam commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

          "Federal Funds Rate" means for any day the greater of (i) the highest rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO shall be conclusive and binding on the Seller except in the case of manifest error.

         "Fee Letter" means the letter agreement dated as of the date hereof among the Seller, the Agent, Amsterdam and the Enhancer.

         "Foreign Receivable" means any Receivable (i) the Obligor of which is domiciled in an OECD Country with a long-term foreign currency rating of not less than A by S&P and A2 by Moody's and (ii) which otherwise satisfies the requirements of an "Eligible Receivable".

         "Funding Agreement" means any agreement or instrument executed by Amsterdam and executed by or in favor of any Amsterdam Funding Source or executed by any Amsterdam Funding Source at the request of Amsterdam (including the Program LOC).

         "Funding Charges" means, for each day, the sum of (i) discount accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers in respect of such Pooled Commercial Paper for such day, plus (iii) issuing and paying agents' fees incurred on such Pooled Commercial Paper for such day, plus
(iv) other costs associated with funding small or odd-lot amounts with respect to all Receivable Purchase Facilities which are funded by Pooled Commercial Paper for such day, minus (v) any accrual of income net of expenses received on such day from investment of collections received under all Receivable Purchase Facilities funded with Pooled Commercial Paper, minus (vi) any payment received on such day net of expenses in respect of Break Funding Costs related to the prepayment of any Purchase Interests held by Amsterdam pursuant to the terms of any Receivable Purchase Facilities funded substantially with Pooled Commercial Paper.

         "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

         "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

         "Incremental Purchase" is defined in Section 1.1(b).

          "Initial Collection Agent" is defined in the first paragraph hereof.

         "Instructing Group" means the Required Liquidity Providers, the Enhancer and, unless the Amsterdam Termination Date has occurred and Amsterdam has no Investment, Amsterdam.

         "Intended Tax Characterization" is defined in Section 9.9.

         "Interim Liquidation" means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

         "Investment" means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

         "LIBOR" means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

         "Limited Guaranty" means, the Limited Guaranty, dated the date hereof, by Ametek, Inc. in favor of the Agent.

         "Liquidation Period" means, for Amsterdam only, all times when Amsterdam is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

         "Liquidity Providers" is defined in the first paragraph hereof.

         "Liquidity Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent and (d) September 29, 2000.

         "Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

         "Lock-Box Agreement" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

         "Lock-Box Bank" means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

         "Lock-Box Letter" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

         "Loss Reserve" means, at any time, the product of (i) the greater of
(a) 10% and (b) three times the highest Default Ratio (expressed as a decimal) as of the last day of each of the last three calendar months multiplied by (ii) the Eligible Receivables Balance.

         "Loss-to-Liquidation Ratio" means, for any calendar month, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during such calendar month to the aggregate amount of Collections during such calendar month.

         "Matured Aggregate Investment" means, at any time, the Matured Value of Amsterdam's Investment plus the total Investments of all other Purchasers then outstanding.

         "Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

         "Maximum Incremental Purchase Amount" means, at any time, the lesser of
(a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

         "Moody's" means Moody's Investors Service, Inc.

         "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

         "OECD" means the Organization for Economic Cooperation and Development.

         "OECD Country" means a country that is a member of the OECD.

         "Originators" means each of Ametek, Inc., a Delaware corporation ("Ametek") and Rotron Incorporated, a New York corporation.

         "Periodic Report" is defined in Section 3.3.

         "Permitted Investments" shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

         "Person" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

         "Pool Funded Purchase Interest" means each investment or loan of Amsterdam under a Receivables Purchase Facility funded with Pooled Commercial Paper.

         "Pooled Allocation" means, for each Pool Funded Purchase Interest, an amount each day equal to the product of (i) the Pooled Percentage Share of such Purchase Interest on such day multiplied by (ii) the aggregate amount of Funding Charges for such day.

         "Pooled Commercial Paper" means commercial paper notes of Amsterdam except (A) Allocated Commercial Paper, and (B) Specially Pooled Paper.

         "Pooled Percentage Share" means, for each Pool Funded Purchase Interest, a fraction (expressed as a percentage) the numerator of which is equal to the Investment associated with such Pool Funded Purchase Interest and the denominator of which is equal to the aggregate amount of all outstanding investment (or comparable terms used in any Receivable Purchase Facility) held by Amsterdam which is funded substantially with Pooled Commercial Paper.

          "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

         "Pricing Letter" means the letter agreement dated as of the date hereof among the Liquidity Providers, the Agent and the Seller.

         "Prime Rate" means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) during the pendency of a Termination Event, 1.50% for Investment of a Liquidity Provider and 2.00% for Investment of the Enhancer.

         "Program LOC" means that certain amended and restated irrevocable transferable letter of credit no. S579017, dated August 13, 1996, issued by the Enhancer at the request of Amsterdam, and each letter of credit issued in substitution or replacement therefor.

         "Program Unreimbursed Draw Amount" means the sum of all draws under the Program LOC in connection with this transaction which have not been reimbursed (whether through the payment of cash or the exchange of assets), together with all interest thereon and all other amounts, if any, payable in connection therewith.

         "Purchase" is defined in Section 1.1(a).

         "Purchase Agreement" means the Receivables Purchase Agreement dated as of the date hereof between the Seller and each Originator.

         "Purchase Amount" is defined in Section 1.1(c).

         "Purchase Date" is defined in Section 1.1(c).

         "Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

         "Purchase Limit" means $50,000,000.

         "Purchased Percentage" means, for any Put, for each Committed Purchaser, its Ratable Share or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment (unless, in the case of the Enhancer, it elects not to reduce its Purchased Percentage in whole or in part).

         "Purchaser Reserve Percentage" means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser's outstanding Investment and the denominator of which it the Aggregate Investment.

         "Purchasers" means the Liquidity Providers, the Enhancer and Amsterdam.

         "Put" is defined in Section 2.1(a).

         "Ratable Share" means, for each Committed Purchaser, such Purchaser's Commitment divided by the Aggregate Commitment. If, however, on the date any Incremental Purchase or payment for any Put is to be made by the Committed Purchasers, the aggregate amount of the outstanding Investment plus Program Unreimbursed Draw Amount of the Enhancer exceeds its Ratable Share of the outstanding Investment and Program Unreimbursed Draw Amount of all

Committed Purchasers, then for purposes of such Incremental Purchase or Put the Ratable Share of each Committed Purchaser shall be replaced with a percentage equal for each Committed Purchaser to (a) its Commitment minus its Investment and Program Unreimbursed Draw Amount before such Purchase or Put (its "Existing Investment") divided by (b) the Aggregate Commitment minus the sum of the Existing Investments of all Committed Purchasers.

         "Rating Agency" means Moody's, S&P and any other rating agency Amsterdam chooses to rate its commercial paper notes.

         "Ratings" means the ratings by the Rating Agencies of the indebtedness for borrowed money of Amsterdam.

         "Receivable" means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originators and includes each Originator's rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Liquidity Termination Date, the term "Receivable" shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

         "Receivable Purchase Facility" means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which Amsterdam is a party relating to the transfer, purchase or financing of receivables or other assets.

         "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

         "Reinvestment Purchase" is defined in Section 1.1(b).

         "Related Security" means all of each Originator's rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

         "Required Liquidity Providers" means Liquidity Providers having Liquidity Provider Commitments in excess of 66-2/3% of the Commitment of all Liquidity Providers or, if the Commitments of all Liquidity Providers shall then have been terminated, such Liquidity Providers as together shall then own in excess of sixty-six and two-thirds percent (66-2/3%) of the sum of the Investments for all the Liquidity Providers at such time. For purposes of this definition, prior to the Liquidity Termination Date, any Liquidity Provider that has funded a Collateral Account pursuant to Section 4.12(e) of the Transfer Agreement shall be deemed to have a Commitment equal to the sum of the amount on deposit in such Collateral Account (less any earnings therein) plus the outstanding amount of such Liquidity Provider's Investment.

          "Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

         "Seller" is defined in the first paragraph hereof.

         "Seller Account" means the Seller's account designated by the Seller to the Agent in writing.

         "Settlement Date" means the 20th day of each calendar month.

         "Sold Interest" is defined in Section 1.1(a).

         "Special Transaction Subaccount" means the special transaction subaccount established for this Agreement pursuant to Amsterdam's depositary agreement.

         "Specially Pooled Paper" means the aggregate of all commercial paper notes of Amsterdam issued in connection with receivables purchase facilities designated from time to time by the Agent (in its sole discretion). Specially Pooled Paper will not include Pooled Commercial Paper or Allocated Commercial Paper at any time.

          "S&P" means Standard & Poor's Ratings Group.

         "Subordinated Note" means the revolving promissory note issued by the Seller to each Originator under the Purchase Agreement.

         "Subordination Agreement" means the Subordination Agreement dated as of the date hereof between each Originator and the Seller.

         "Subsidiary" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Originator or by one or more other Subsidiaries of the Seller or any Originator. The Subsidiaries of the Originators on the date hereof are listed on Exhibit E.

         "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

         "Termination Date" means (a) for Amsterdam, the Amsterdam Termination Date, (b) for the Liquidity Providers, the Liquidity Termination Date and (c) for the Enhancer, the earlier of (i) the third (3rd) Business Day following the Liquidity Termination Date and (ii) September 29, 2000.

         "Termination Event" means the occurrence of any one or more of the following:

         (a) any representation, warranty, certification or statement made by the Seller or any Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2) and such inaccuracy continues for five Business Days after the earlier of (i) the date the Seller or any Originator becomes aware of such inaccuracy or (ii) the date the Agent gives notice of such inaccuracy to the Seller or any Originator, as applicable; or

         (b) the Collection Agent, any Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure continues unremedied for two Business Days after written notice from the Agent or any Purchaser; or

         (c) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for five Business Days after the earlier of (i) the date the Seller or the Collection Agent (or any sub-collection agent) becomes aware of such failure or (ii) the date the Agent gives notice of such failure to the Seller or the Collection Agent (or any sub-collection agent); or

         (d)    any Originator or any Subsidiary suffers a Bankruptcy Event; or

         (e) the average Delinquency Ratio at the end of any calendar month measured for the three month period then ending exceeds 3.5%, the average Default Ratio at the end of any calendar month measured for the three month period then ending exceeds 7.0%, the average Dilution Ratio at the end of any calendar month measured for the three month period then ending exceeds 5.0% or the average Loss-to Liquidation Ratio at the end of any calendar month measured for the three month period then ending exceeds 2.5%; or

         (f) (i) the Seller, any Originator or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

         (g) (i) any Originator or any Subsidiary (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $5,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or
(ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller, any Originator or any Subsidiary of any of its financial assets; or

         (h) any Originator's long-term unsecured, unsubordinated indebtedness is rated less than BBB- by S&P or Ba1 by Moody's (or S&P or Moody's has withdrawn or suspended such rating); or

         (i) a Change of Control shall occur with respect to the Seller or any Originator; or

         (j) a Collection Agent Replacement Event has occurred and is continuing.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in
Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

         "Tranche" means a portion of the Investment of Amsterdam or of the Committed Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

         "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

         "Transaction Documents" means this Agreement, the Fee Letter, the Pricing Letter, the Limited Guaranty, the Purchase Agreement, the Subordinated Note(s), the Subordination Agreement, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

         "Transfer Agreement" means The Amsterdam Transfer Agreement dated the date hereof between Amsterdam, ABN AMRO Bank N.V., in its capacity as the Amsterdam Agent, Amsterdam's Letter of Credit Provider and a Liquidity Provider and the Other Persons who become Liquidity Providers thereunder.

         "Transfer Supplement" is defined in Section 9.8.

         "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

         "USA" means the United States of America (including all states and political subdivisions thereof).

         "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

         "Unused Commitment" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                   SCHEDULE II

           LIQUIDITY PROVIDERS AND COMMITMENTS OF COMMITTED PURCHASERS



         Name of Liquidity Provider                    Commitment

         ABN AMRO Bank N.V.                            $45,900,000


         Enhancer


         ABN AMRO Bank N.V.                            $5,100,000